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                                                                    EXHIBIT 8.2

                  [WACHTELL, LIPTON, ROSEN & KATZ LETTERHEAD]

                                 April 2, 1998

Cullen/Frost Bankers, Inc.
100 West Houston Street
San Antonio, Texas 78205

Ladies/Gentlemen:

  We have acted as special counsel to Cullen/Frost Bankers, Inc., a Texas corporation ("Cullen/Frost"), in connection with the proposed merger (the "Merger") of Overton Bancshares, Inc., a Texas corporation ("Overton"), with and into Cullen/Frost, pursuant to the Agreement and Plan of Merger dated as of February 15, 1998, between Cullen/Frost and Overton (the "Merger Agreement"). At your request, in connection with the filing of the Registration Statement on Form S-4 filed with the Securities Exchange Commission in connection with the Merger (the "Registration Statement") we are rendering our opinion concerning certain federal income tax consequences of the Merger.

  For purposes of the opinion set forth below, we have relied, with the consent of Cullen/Frost and the consent of Overton, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of Cullen/Frost and Overton dated the date hereof, and have assumed that such statements and representations will be complete and accurate as of the Effective Time. We have also relied upon the accuracy of the Registration Statement and the Proxy Statement/Prospectus of Cullen/Frost and Overton (the "Proxy Statement Prospectus") filed with the Securities and Exchange Commission in connection with the Merger. Any capitalized term used and not defined herein has the meaning given to it in the Proxy Statement/Prospectus or the appendices thereto (including the Agreement).

  We have also assumed that (i) the transactions contemplated by the Merger Agreement will be consummated in accordance therewith and as described in the Proxy Statement/Prospectus and (ii) the Merger will qualify as a statutory merger under the applicable laws of the State of Texas.

  Based upon and subject to the foregoing, except as otherwise indicated, the discussion set forth in the Proxy Statement/Prospectus under the caption "THE MERGER -- Certain Federal Income Tax Consequences" represents our opinion as to the material United States Federal income tax consequences of the Merger under currently applicable law.

  This opinion does not address all aspects of United States federal taxation that may be relevant to particular Overton shareholders, and it may not be applicable to Overton shareholders who, for United States federal income tax purposes, are nonresident alien individuals, foreign corporations, foreign partnerships, foreign trusts or foreign estates, or who acquired their Overton Common Stock pursuant to the exercise of Overton stock options or otherwise as compensation, or to persons who exercise dissenters rights. This opinion does not address the effect of any applicable state, local, or foreign tax laws or any United States federal tax laws other than those pertaining to the income tax.

  We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to us under the caption "THE MERGER -- Certain Federal Income Tax Consequences" and elsewhere in the Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                          Very truly yours,
                                          /s/ Wachtell, Lipton, Rosen & Katz